FOR IMMEDIATE RELEASE

Skystar Bio-Pharmaceutical Company Announces
Third Quarter 2009 Financial Results

Company Reports Record Quarterly Revenue of $12.78 Million and Adjusted Net Income of $4.25 Million;
and Adjusted EPS of $0.61 Per Share

XI'AN, CHINA – November 16, 2009 – Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI) ("Skystar" or the "Company"), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced its financial results for the third quarter ended September 30, 2009. All per share amounts below reflect the two-for-one forward split effectuated on November 16, 2009.

THIRD QUARTER 2009 HIGHLIGHTS

▪	Revenue increased 27.1% period over period to $12.78 million.

▪	Gross margin improved to 52.2% from 51.6% in the third quarter of 2008.

▪
Net income[1] improved to $5.35 million which includes a $1.09 million unrealized gain from the change in the fair value of the Company’s warrants, or $0.77 per share, compared with net income of $3.47 million or $0.93 per share in the third quarter of 2008.

▪	Adjusted net income[2] increased 22.7% to 4.25 million, or $0.61 per share, compared with $3.47 million or $0.93 per share, in the third quarter of 2008.

▪	The basic weighted average shares outstanding increased by 86.6% as a result of our recent offering while the adjusted earnings per share only decreased by 34.4%.

▪	$14.80 million in cash and restricted cash and net current assets of $32.40 million as of September 30, 2009.

[1]
Net income applicable to common shares for the third quarter of 2009 and 2008 has been restated to reflect the two-for-one forward split of the Company's outstanding common stock, approved by the Company’s Board of Directors to be effectuated on November 16, 2009. Reflective of the forward spit, total basic shares outstanding were 6.96 million for the third quarter of 2009 and 3.79 million for the third quarter of 2009.

[2]
Adjusted net income is a non-GAAP measurement that the Company uses as a metric to provide information about its operating trends and is an important metric in evaluating its business. Skystar defines adjusted net income as net income before non-cash charges or benefits incurred the change in the fair value of the Company’s warrants under EITF 07-5.

THIRD QUARTER AND RECENT BUSINESS HIGHLIGHTS

▪	Awarded High Technology Enterprise Certificate, which has extended our 15% preferential income tax rate.

▪	Introduced “SkyWing” Series of 18 new poultry medicines.

▪	Expanded micro-organism product line offering with three new products.

▪	Secured local government contracts and expanded distribution of Company’s industry-leading veterinary medication.

▪	Initiated pre-production field trials of drug to boost the immune system of and treat viral diseases in livestock.

▪	Approved a two-for-one forward split of the Company's outstanding common stock and increased the Company's authorized common stock from 20 million shares to 40 million shares.

Mr. Weibing Lu, Chairman and Chief Executive Officer commented, “Our quarterly revenue and margins in the third quarter reflect improved product sales across our product lines.”

“We are on track with our expansion initiatives to increase our vaccine and micro-organism production capacity by the end of the year. With plans to begin production late in the fourth quarter, we expect that in 2010 we will effectively increase our vaccine revenue to $14 million with 60-70% margins and increase our micro-organism revenue by $2.7 million with gross margins of approximately 70%.  In line with our anticipated growth, we approved a forward stock split earlier this month, which we believe will increase liquidity and offer an optimal entry point for investors as we continue to grow our business and create additional shareholder value,” Mr. Lu concluded.

For the Three Months Ended September 30, 2009 and 2008

Third Quarter Revenue Summary

	Three months ending September 30,
Product Line	2009	2008	% Change
Veterinary Medications	$8,483,233	$6,785,154	25.0%
Micro-Organism	$3,186,453	$2,411,526	32.1%
Feed Additives	$539,856	$513,980	5.0%
Vaccines	$567,553	$340,599	66.6%
Total	$12,777,095	$10,051,259	27.1%

Gross profit for the third quarter was $6.67 million, up 28.6% from the third quarter of 2008. Gross margin for the quarter was 52.2%, compared with 51.6% in the comparable 2008 period.

Total operating expenses for the third quarter of 2009 were $1.69 million, or 13.2% of total revenue, compared with $1.07 million, or 10.7% of total revenue for the third quarter of 2008.

Research and development (R&D) costs increased to $0.40 million, or 3.1% of revenue in the third quarter from $0.20 million, or 2.0% of revenue during the same period a year ago. Increase in R&D was primarily attributable to increases in veterinary vaccine development activities. Skystar anticipates that its research and development costs will increase in future periods as it invests in improvements in its existing products and development of new products.

Selling expenses totaled $0.41 million, or 3.2% of revenue, for the third quarter, compared with $0.55 million, or 5.5% of revenue, in the comparable period a year ago. General and administrative expenses increased to $0.88 million, or 6.9% of revenue, in the third quarter of 2009, compared with $0.32 million, or 3.2% of revenue, in the same period of 2008. The increase was due primarily to increased costs associated with being a US public company.  Skystar anticipates general and administrative expenses will continue to increase in future periods.

Income from operations increased to $4.98 million, or 39.0% of revenue, from $4.11 million, or 40.9% of revenue in the quarters ended September 30, 2009 and 2008 respectively.

Net income for the third quarter of 2009 was $5.35 million, or $0.77 per share and $0.76 on 7.0 million weighted average shares outstanding on a basic and fully diluted basis, respectively. This compares to net income of $3.47 million, or $0.93 per share and $0.93 per share on 3.7 million weighted average shares outstanding on a basic and fully diluted basis, in the third quarter of 2008.  Net income for the third quarter of 2009 includes a non-cash gain of $1.09 million for the change in fair value of warrants related to Skystar’s classification of warrants and the adoption of EITF 07-5, which requires the Company to record its warrants as a liability primarily because the Company’s functional currency is the Chinese Renminbi while the Company’s reporting currency is the US Dollar.

Skystar’s adjusted net income for the third quarter of 2009 was $4.25 million, or $0.61 per share, compared with $3.47 million, or $0.93 per share, in the third quarter of 2008 (See “About Non-GAAP Financial Measures” toward the end of this release.)

As of September 30, 2009, Skystar had approximately $14.80 million in cash and restricted cash, current assets of $36.18 million and current liabilities of $3.78 million. On July 8, 2009, the company completed an equity offering resulting in net proceeds of approximately $18.41 million.

On November 5, 2009, Skystar’s Board of Directors approved a two-for-one forward split of the Company's outstanding common stock together with a proportional increase of the Company's authorized common stock from 20 million shares to 40 million shares. The split will increase the number of shares of common stock outstanding from approximately 3.48 million shares to approximately 6.96 million shares. Trading will begin on a split-adjusted basis on November 17, 2009.

Conference Call

Skystar will host a conference call to discuss these results today, November 16, 2009, at 8:00 a.m. Eastern time. To participate in the conference call, please dial 1-888-549-7735 from the US or Canada, or 1-480-629-9858 from outside the US. Investors may also access a live audio webcast of this conference call under “Events/Presentation” on the Investors Relations section of the Company's website at http://www.ir-site.com/skystar/events.asp.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Monday, November 30, 2009. The audio replay can be accessed by dialing 1-800-406-7325 from the US or Canada, or 1 303 590 3030 from outside the US and access code: 4184438#.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company’s warrants under EITF 07-5. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Skystar.  Accordingly, management excludes the change in the fair value of the Company’s warrants under EITF 07-5 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income

	Three months ended	Nine months ended
	Sept. 30, 2009	Sept. 30, 2009
GAAP Net Income	$5,347,334	6,295,181
GAAP Basic Earnings Per Share	0.77	1.30

Addition (deduction):
Change in fair value of warrants	(1,092,824)	349,332

Non GAAP Net Income	4,254,510	6,644,513
Non GAAP Basic Earnings Per Share	0.61	1.38

Shares used in computing net income per basic share	6,960,028	4,824,306

Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Relations Contacts:

The Piacente Group, Inc. (Investor Relations Counsel)	Skystar Bio-Pharmaceutical Co., Ltd.
Brandi Floberg	Scott Cramer
(212) 481-2050	Director - U.S. Representative
skystar@tpg-ir.com	(407) 645-4433
scramer@skystarbio-pharmaceutical.com

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS

	September 30, 2009	December 31, 2008
	(Unaudited)
CURRENT ASSETS:
Cash	$14,796,990	$576,409
Restricted cash	151	80,885
Short-term investments	-	352,080
Accounts receivable, net of allowance for doubtful accounts of $327,857
and $327,857 as of September 30, 2009 and December 31, 2008, respectively	6,100,064	2,424,102
Inventories	7,623,655	3,086,060
Deposits and prepaid expenses	5,111,345	4,878,851
Loans receivable	2,420,738	295,087
Due from related parties	12,056	--
Other receivables	118,943	85,099
Total current assets	36,183,942	11,778,573

PLANT AND EQUIPMENT, NET	8,772,527	7,413,689
CONSTRUCTION-IN-PROGRESS	9,207,690	6,516,630

OTHER ASSETS:
Long-term prepayments	1,041,570	5,207,117
Intangible assets, net	1,957,421	899,529
Total other assets	2,998,991	6,106,646
Total assets	$57,163,150	$31,815,538

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$278,932	$547,430
Accrued expenses	626,257	1,488,575
Short-term loans	220,050	748,170
Short-term loans from shareholders	110,025	308,070
Deposits from customers	525,904	424,266
Taxes payable	1,696,807	212,661
Other payables	102,150	68,398
Shares to be issued to related parties	220,245	95,204
Due to related parties	-	242,225
Total current liabilities	3,780,370	4,134,999

OTHER LIABILITIES:
Deferred government grant	1,100,250	1,100,250
Warrant liability	1,226,963	-
Total other liabilities	2,327,213	1,100,250
Total liabilities	6,107,583	5,235,249

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 Series "A" shares authorized and
2,000,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008
48,000,000 Series "B" shares authorized, Nil Series "B" shares
issued and outstanding as of September 30, 2009 and December 31, 2008	2,000	2,000
Common stock, $0.001 par value, 40,000,000 shares authorized, 6,963,638 and 3,733,038 shares
issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	6,965	3,735
Paid-in capital	34,354,481	16,345,773
Statutory reserves	3,755,115	2,952,710
Retained earnings	10,142,117	4,418,464
Accumulated other comprehensive income	2,794,889	2,857,607
Total shareholders' equity	51,055,567	26,580,289
Total liabilities and shareholders' equity	$57,163,150	$31,815,538

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

REVENUE, NET	$12,777,095	$10,051,259	$22,844,099	$17,215,807

COST OF REVENUE	6,107,477	4,865,122	11,012,672	8,329,025

GROSS PROFIT	6,669,618	5,186,137	11,831,427	8,886,782

OPERATING EXPENSES:
Research and development	398,685	203,242	882,732	369,940
Selling expenses	412,051	549,580	1,204,653	1,042,267
General and administrative	878,866	318,470	1,818,920	1,220,796
Total operating expenses	1,689,602	1,071,292	3,906,305	2,633,003

INCOME FROM OPERATIONS	4,980,016	4,114,845	7,925,122	6,253,779

OTHER INCOME (EXPENSE):
Other income (expense), net	79,068	(166)	78,526	(493,424)
Interest income (expense), net	9,148	(6,589)	8,662	(489,764)
Inducement cost for debentures converted	-	-	-	(257,775)
Change in fair value of warrants	1,092,824	-	(349,332)	-
Total other expense, net	1,181,040	(6,755)	(262,144)	(1,240,963)

INCOME BEFORE PROVISION FOR INCOME TAXES	6,161,056	4,108,090	7,662,978	5,012,816

PROVISION FOR INCOME TAXES	813,722	642,066	1,367,797	1,056,506

NET INCOME	5,347,334	3,466,024	6,295,181	3,956,310

OTHER COMPREHENSIVE (LOSS) INCOME:
Foreign currency translation adjustment	(8,037)	110,845	(62,718)	1,337,825

COMPREHENSIVE INCOME	$5,339,297	$3,576,869	$6,232,463	$5,294,135

EARNINGS PER SHARE:
Basic	$0.77	$0.93	$1.30	$1.09
Diluted	$0.76	$0.93	$1.29	$1.09

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	6,960,028	3,729,408	4,824,306	3,617,079
Diluted	7,025,343	3,729,408	4,890,712	3,625,271